Exhibit 10.1

FIRST AMENDMENT OF LEASE

THIS FIRST AMENDMENT OF LEASE (this “Amendment”), made as of the 10th day of November 2025, by and between ONE PENN PLAZA LLC, a New York limited liability company, having an office at c/o Vornado Office Management LLC, 888 Seventh Avenue, New York, New York 10019 (“ Landlord”), and LB PHARMACEUTICALS, INC., a Delaware corporation, having an office at One Penn Plaza, New York, New York 10119 ( “Tenant”).

W I T N E S S E T H:

WHEREAS, by that certain Lease, dated as of May 20, 2024 (the “Lease”), between Landlord and Tenant, Landlord did demise and let unto Tenant and Tenant did hire and take from Landlord, a portion of the rentable area located on the tenth (10th) floor of the building known as PENN 1 and by the street address of One Penn Plaza, New York, New York (the “Building”), as more particularly described in the Lease (the “Existing Premises”);

WHEREAS, the Term is scheduled to expire on March 31, 2032 (i.e., the Fixed Expiration Date); and

WHEREAS, (i) Landlord desires to let unto Tenant and Tenant desires to hire and take from Landlord, an additional portion of the rentable area located on the tenth (10th) floor of the Building, as more particularly shown cross-hatched on the floor plan attached hereto as Exhibit “A” and made a part hereof (the “Expansion Premises”) and (ii) Landlord and Tenant desire to otherwise amend and modify the Lease as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the mutual receipt and legal sufficiency of which are hereby acknowledged, the parties hereto, for themselves, their legal representatives, successors and assigns, hereby agree as follows:

1. Definitions. All capitalized terms used herein shall have the meanings ascribed to them in the Lease, unless otherwise defined herein. All references in this Amendment and the Lease to “the Lease” or “this Lease” shall be deemed to mean the Lease, as amended by this Amendment.

2. Expansion Premises.

(A) From and after the date that Landlord delivers vacant and exclusive possession of the Expansion Premises to Tenant with Landlord’s First Amendment Work (as such term is hereinafter defined) Substantially Complete and otherwise in broom-clean condition (such date, the “Expansion Premises Commencement Date”), Landlord leases to Tenant, and Tenant leases from Landlord, the Expansion Premises upon all of the same terms, covenants and conditions set forth in the Lease, as amended by this Amendment. From and after the Expansion Premises Commencement Date, all references in the Lease to the term “Premises” shall be deemed to mean, collectively, the Existing Premises and the Expansion Premises for all purposes of the Lease, as amended by this Amendment.

(B) Landlord shall endeavor to Substantially Complete Landlord’s First Amendment Work and deliver the Expansion Premises to Tenant on or prior to July 1, 2026; provided, however, that except as otherwise expressly provided in Paragraph 6(G) hereof, in no event shall Landlord have any obligation to employ contractors or labor at overtime or premium pay rates or to incur any other overtime costs or expenses whatsoever to complete Landlord’s First Amendment Work on or by any particular date. If the Expansion Premises Commencement Date shall not occur or be deemed to have occurred on or prior to September 1, 2026, as such date shall be delayed by periods of any Unavoidable Delay not to exceed ninety (90) days in the aggregate and/or periods of any First Amendment Tenant Work Delays (as such term hereinafter defined) (such date, as the same may be so delayed, the “Expansion Premises Delivery Outside Date”), then as Tenant’s sole and exclusive remedy therefor, Tenant shall receive a credit against the Fixed Rent with respect to the Expansion Premises in an amount equal to the product obtained by multiplying (i) One Thousand One Hundred Eighty and 72/100 Dollars ($1,180.72), by (ii) the number of days in the period commencing on the Expansion Premises Delivery Outside Date until the day immediately preceding the date on which the Expansion Premises Commencement Date shall occur or be deemed to have occurred. Any credit against the Fixed Rent with respect to the Expansion Premises to which Tenant is entitled pursuant to this Paragraph 2(B) shall be applied, until fully depleted, against the Fixed Rent with respect to the Expansion Premises due and payable under the Lease, as amended by this Amendment, from and after the Expansion Premises Rent Commencement Date (as such term is hereinafter defined).

3. Modification of Lease: Expansion Premises. From and after the Expansion Premises Commencement Date, the Lease with respect to the Expansion Premises only, is modified and amended as follows:

(A) The Fixed Rent with respect to the Expansion Premises shall be an amount equal to the following, payable in equal monthly installments in advance at the times the times and in the manner provided in the Lease, as amended by this Amendment:

(i) Four Hundred Thirty Thousand Nine Hundred Sixty-Two and 00/100 Dollars ($430,962.00) per annum ($35,913.50 per month), for the period commencing on the Expansion Premises Commencement Date and ending on the day immediately preceding the third (3rd) anniversary of the Expansion Premises Commencement Date; and

(ii) Four Hundred Seventy-Seven Thousand Three Hundred Two and 00/100 Dollars ($477,302.00) per annum ($39,775.17 per month), for the period commencing on the third (3rd) anniversary of the Expansion Premises Commencement Date and ending on the Fixed Expiration Date.

(B) For purposes of the Lease, as amended by this Amendment, the term “Expansion Premises Rent Commencement Date” shall mean the one hundred fiftieth (150th) day after the Expansion Premises Commencement Date.

(C) Notwithstanding the foregoing to the contrary, if no Event of Default has occurred and is then continuing, the monthly installments of the Fixed Rent with respect to the Expansion Premises shall be abated during the period commencing on the Expansion Premises Commencement Date and ending on the day immediately preceding the Expansion Premises Rent Commencement Date (such period, the “Expansion Premises Rent Abatement Period”); it being understood, however, that all other items of Rental (other than the Fixed Rent with respect to the Expansion Premises being abated hereunder) shall remain due and payable during the Expansion Premises Rent Abatement Period. If at any time during the Expansion Premises Rent Abatement Period (i) an Event of Default has occurred and shall be continuing, (ii) Tenant cures such Event of Default and (iii) Landlord, in Landlord’s sole discretion, shall have elected to accept such cure and does not exercise any right of Landlord to dispossess Tenant or terminate the Lease, as amended hereby, in respect of such Event of Default, then (a) the Expansion Premises Rent Abatement Period shall be reinstated as of the date that such Event of Default shall be cured and (b) any Fixed Rent (that would have otherwise abated during the Expansion Premises Rent Abatement Period absent such Event of Default) that has been paid by Tenant to Landlord from the date of such Event of Default until the date of such cure shall be credited to Tenant (it being agreed that the foregoing shall not be deemed or construed to create any obligation of Landlord to accept the cure of any Event of Default or otherwise limit any of Landlord’s rights under the Lease, as amended hereby, following an Event of Default).

(D) The term “Rentable Area” (as such term is defined in Section 1.6(M) of the Lease) shall mean, with respect to the Expansion Premises, four thousand six hundred thirty-four (4,634) square feet in the aggregate.

(E) The term Tenant s Operating Expense Share (as such term is defined in Section 2.1(G) of the Lease) shall mean two thousand one hundred eighty-four ten-thousandths percent (0.2184%), as the same may be adjusted subject to and in accordance with the terms of the Lease; it being agreed by the parties that Tenant’s obligation to pay the Operating Expense Payment with respect to the Expansion Premises shall commence on the Rent Commencement Date with respect to the Existing Premises.

(F) The term “Tenant s Tax Payment Commencement Date” (as such term is defined in Section 2.5(I) of the Lease) shall mean the date that shall be the first (1st) anniversary of the Expansion Premises Commencement Date.

(G) The term “Tenant’s Tax Share” (as such term is defined in Section 2.5(J) of the Lease) shall mean one thousand nine hundred five ten-thousandths percent (0.1905%), as the same may be adjusted subject to and in accordance with the terms of the Lease; it being agreed by the parties that Tenant’s obligation to pay the Tax Payment with respect to the Expansion Premises shall commence on the Tenant’s Tax Payment Commencement Date with respect to the Expansion Premises.

(H) Section 4.2(B) of the Lease shall be applicable with respect to the Expansion Premises; provided, however, that with respect to the Expansion Premises, the term “Overtime Freight Allocation” (as such term is defined in Section 4.2(B) of the Lease) shall mean the first sixteen (16) hours of Tenant’s use of the freight elevator during Overtime Periods only for Tenant’s initial move into the Expansion Premises (but not for purposes associated with any Initial Alterations with respect to the Expansion Premises, any Alterations with respect to the Existing Premises and/or the ordinary conduct of Tenant’s business in the Expansion Premises and/or the Existing Premises).

(I) Section 4.8 of the Lease shall be applicable with respect to the Expansion Premises; provided, however, that with respect to the Expansion Premises, reference in Section 4.8 of the Lease to the term “Commencement Date” shall be deemed to mean the term “Expansion Premises Commencement Date”.

(J) Pursuant to Section 5.3 of the Lease, Landlord shall provide electricity to the Expansion Premises on a submetering basis.

4. Modification of Lease. From and after the date hereof, the Lease is modified and amended as follows:

(A) Section 1.6 of the Lease is hereby amended and modified to insert the following definitions as clauses (Q) and (R), respectively:

“(Q) The term “Expansion Premises Commencement Date” shall have the meaning ascribed to such term in the First Amendment.

(R) The term “First Amendment” shall mean that certain First Amendment of Lease, dated as of November 10_, 2025, between Landlord and Tenant.”

(B) Section 4.7 of the Lease is hereby amended and modified to delete references therein to the term “Commencement Date” and insert the term “Expansion Premises Commencement Date” in lieu thereof; it being acknowledged by the parties that (i) any supplemental air-conditioning system that Tenant installs serving the Existing Premises and/or the Expansion Premises, as the case may be, shall not have a capacity of more than two (2) tons (on an aggregate basis) and (ii) Tenant shall not receive any additional condenser water capacity by virtue of this Amendment.

(C) The term “Alterations” (as such term is defined in Section 7.1(C) of the Lease) shall be deemed to exclude Landlord’s First Amendment Work (other than any items of First Amendment Tenant Extra Work (as such term is hereinafter defined) comprising Landlord’s First Amendment Work which shall be deemed to be Alterations under the Lease, as amended hereby).

(D) Section 19.1 of the Lease is hereby amended and modified to insert before the period at the end thereof, the following as a new clause (L):

“; or (L) if Tenant defaults in respect of Tenant’s obligations under Paragraph 7 of the First Amendment, and Tenant fails to remedy such default within five (5) Business Days after notice by Landlord to Tenant of such default”.

(E) From and after the First Amendment Security Amount Increase Date (as such term is hereinafter defined), the term “Security Amount” (as such term is defined in Section 23.1 of the Lease) shall mean an amount equal to Seven Hundred Forty Thousand One Hundred Eighty-Six and 66/100 Dollars ($740,186.66).

5. Condition of the Premises.

(A) Tenant acknowledges that Landlord has made no representations with respect to the condition of the Existing Premises. Tenant further acknowledges and agrees that Tenant is currently occupying the Existing Premises and agrees to take the Existing Premises in its as is condition existing on the date hereof, and notwithstanding anything to the contrary contained in the Lease, as amended by this Amendment, Landlord shall have no obligation with respect to the Existing Premises to perform any work (other than Landlord’s First Amendment Work; it being acknowledged by Tenant that Landlord has completed Landlord’s Work with respect to the Existing Premises set forth in Section 6.2 of the Lease), provide any work allowance, provide any additional rent credit (it being acknowledged by Landlord and Tenant that the Rent Commencement Date with respect to the Existing Premises is March 15, 2025) or alter, improve, decorate or otherwise prepare the Existing Premises for Tenant’s continued occupancy; provided, however, that nothing contained herein shall reduce or waive any of Landlord’s ongoing repair and maintenance obligations, subject to and in accordance with the terms and conditions of the Lease, as amended hereby.

(B) Tenant represents that Tenant has made (or has been given an opportunity to make) a thorough inspection of the Expansion Premises. Tenant acknowledges and agrees that (i) Tenant shall accept possession of the Expansion Premises in its as-is condition existing on the Expansion Premises Commencement Date and (ii) notwithstanding anything to the contrary contained in the Lease, as amended by this Amendment, Landlord has made no representations with respect to the Expansion Premises, and Landlord shall have no obligation with respect to the Expansion Premises to perform any work (other than Landlord’s First Amendment Work), provide any work allowance, provide any rent credit (other than as expressly as set forth in Paragraph 2(B) and Paragraph 3(C) of this Amendment) or alter, improve, decorate or otherwise prepare the Expansion Premises for Tenant’s initial occupancy.

6. Landlord’s First Amendment Work.

(A) Subject to the terms of this Paragraph 6, Landlord shall, at Landlord’s expense, perform the work necessary to (i) construct the Expansion Premises and (ii) combine the Existing Premises with the Expansion Premises (such work, collectively, “Landlord’s First Amendment Work”) in accordance with the Final First Amendment Plans (as such term is hereinafter defined) which shall be prepared by Spin Design, Inc. (the “Architect”), based upon (a) that certain drawing prepared by the Architect and dated October 24, 2025 (the “Final First Amendment Space Plan”), a copy of which is attached hereto as Exhibit “ B” and made a part hereof, and (b) that certain work specification letter (the “First Amendment Work Letter”) prepared by the Architect and dated October 28, 2025, a copy of which is attached hereto as Exhibit “C” and made a part hereof. Landlord shall perform Landlord’s First Amendment Work using a comparable quality of materials and finishes to those set forth in the First Amendment Work Letter, and to the extent not specified in the First Amendment Work Letter, Landlord shall endeavor to use Building Standard Installations consistent with those existing in the Existing Premises on the date hereof, in each case to the extent the foregoing materials and finishes are currently available, or such other reasonably comparable materials and finishes (such materials and finishes are hereinafter referred to as the “First Amendment Building Standard Installations”). Notwithstanding anything to the contrary contained in the Lease, as amended by this Amendment, Landlord shall not be obligated to purchase, construct, build, install or otherwise provide any supplemental air-conditioning system, furniture or built-ins or telecommunication wiring or equipment even if same are shown on the Final First Amendment Space Plan, Tenant’s Initial First Amendment Plans (as such term is hereafter defined) or the Final First Amendment Plans.

(B) Tenant shall promptly provide the Architect with all reasonable input and information necessary to enable the Architect to deliver to Landlord on or prior to December 5, 2025 (the “First Amendment Plan Deadline”) in the manner set forth in Paragraph 6(D) hereof, an electronic copy of the plans and specifications for Landlord’s First Amendment Work based on the Final First Amendment Space Plan and the First Amendment Work Letter ( Tenant’s Initial First Amendment Plans), which shall be (i) one hundred percent (100%) complete and ready to bid and build (including, without limitation, layout, architectural, mechanical, structural, engineering and plumbing drawings, to the extent applicable), (ii) stamped and approved by the Architect, and (iii) in format containing sufficient detail (a) for Landlord and Landlords consultants to reasonably assess the proposed work to prepare the Expansion Premises for Tenant’s initial occupancy and the Existing Premises for Tenant’s continued occupancy and (b) to permit Landlord to make all necessary filings with Governmental Authorities to obtain the required permits, approvals and certificates to allow Landlord to commence Landlord’s First Amendment Work (the requirements set forth in clauses (i)-(iii) hereof, the “First Amendment Plan Requirements”).

(C) Tenant promptly provide the Architect with all reasonable input and information necessary to enable the Architect to revise Tenant’s Initial First Amendment Plans if and to the extent that Landlord objects or comments thereto and deliver to Landlord in the manner set forth in Paragraph 6(D) hereof, an electronic copy of Tenant’s Initial First Amendment Plans, as so revised, which revised plans shall (i) address all of Landlord’s objections and comments to Landlord’s reasonable satisfaction and (ii) satisfy all of the First Amendment Plan Requirements (Tenant’s Initial First Amendment Plans either (a) revised as aforesaid, or (b) if Landlord shall not object or comment thereto, as applicable, shall constitute the “Final First Amendment Plans”). Tenant shall promptly provide the Architect with all reasonable input and information necessary to enable the Architect to deliver the Final First Amendment Plans to Landlord on or prior to the earlier to occur of (x) the date which is five (5) days following the date that Landlord gives Tenant Landlord’s objections and/or comments, if any, to Tenant’s Initial First Amendment Plans and (y) December 12, 2025 (such earlier date, the “First Amendment Plan Revision Deadline”).

(D) Notwithstanding anything to the contrary set forth in the Lease, as amended by this Amendment, Tenant shall deliver or cause the Architect to deliver an electronic copy of Tenant’s Initial First Amendment Plans and the Final First Amendment Plans to Landlord by email to Landlord’s designed representatives, (i) Carlos Lopez at [***] and (ii) Megan Yusko at [***]; it being agreed that the “Subject” line of such email delivering Tenant’s Initial First Amendment Plans and the Final First Amendment Plans shall state in CAPITALIZED LETTERS: “TENANTS PLANS ENCLOSED -T IME SENSITIVE”.

(E) Landlord shall perform Landlord’s First Amendment Work (i) in a good and workmanlike manner and (ii) in accordance with all applicable Requirements.

(F) On or prior to thirty (30) days after Landlord’s rendition of a statement therefor, Tenant shall pay Landlord for Landlord’s Out-of-Pocket Costs to perform any First Amendment Tenant Extra Work, which statement shall have annexed thereto documentation that reasonably substantiates the charges set forth thereon. For purposes hereof, the term “First Amendment Tenant Extra Work” shall mean collectively, (i) any above First Amendment Building Standard Installations (to the extent the hard and soft costs incurred in connection therewith exceed the hard and soft costs which Landlord would have incurred in preparing plans for and constructing First Amendment Building Standard Installations), and/or (ii) any portion of Landlord’s First Amendment Work that is denoted on the Final First Amendment Plans and/or the First Amendment Work Letter (including, without limitation, the “Note” and “Legends” sections of the Final First Amendment Plans) as “Tenant Alternates”, “Alternate Pricing”, “Alt. Pricing” or similar language denoting any alternatives from the Final First Amendment Space Plan, the First Amendment Work Letter and/or the First Amendment Building Standard Installations. The cost for performing any First Amendment Tenant Extra Work shall be determined in accordance with Landlord s standard bidding procedure. Landlord shall notify Tenant as promptly as reasonably practicable after Landlords bidding procedure is completed of the estimated price for each item of First Amendment Tenant Extra Work. On or prior to five (5) Business Days after Landlord gives Tenant notice of such estimated price, Tenant shall notify Landlord if Tenant (a) elects for Landlord to perform a particular item of First Amendment Tenant Extra Work, (b) elects for Landlord not to perform a particular item of First Amendment Tenant Extra Work and instead elects to have Landlord perform the particular item of work at Landlord’s cost using First Amendment Building Standard Installations (if such item is capable of being replaced with a First Amendment Building Standard Installation), (c) elects to choose a finish or specification that costs less than the original estimated price given by Landlord to Tenant but for which Tenant would pay Landlord pursuant to the terms of this Paragraph 6(F), or (d) elects, at Tenant’s cost and expense, to perform such item of First Amendment Tenant Extra Work itself, in which event Tenant shall perform such item as an Alteration; provided, however, Landlord shall be permitted to install a First Amendment Building Standard Installation or otherwise in lieu of any such item if Tenant’s delay in performing such item would delay Landlord’s First Amendment Work. If Tenant elects the immediately preceding clause (d), then such item of work shall be performed by Tenant as an Alteration, in accordance with the applicable terms and provisions of the Lease, as amended by this Amendment, governing Alterations except that such item of work shall be deemed to be approved by Landlord to the extent Tenant performs such item or work in accordance with the Final First Amendment Plans. In the event that any item of First Amendment Tenant Extra Work creates a field condition that requires a change to Landlord’s First Amendment Work resulting in an increase of the cost of Landlord’s First Amendment Work, Landlord shall have the right before proceeding with such change to require Tenant (x) to agree in writing to such increase in cost within two (2) Business Days from the date of Landlord s request (which request may be verbal) for Tenant’s agreement and (y) to pay such increase, as additional rent, within thirty (30) days of Landlord’s invoice therefor; it being understood, however, that Landlord shall not have the aforesaid right unless such field condition arises as a result of any item of First Amendment Tenant Extra Work. If Tenant shall fail or refuse to so agree to and/or pay for such increase then Landlord shall have the right (but not the obligation) to either refuse to perform such First Amendment Tenant Extra Work, and continue the performance of Landlord’s First Amendment Work without making the changes thereto contemplated by such First Amendment Tenant Extra Work or to revise the scope of Landlord s First Amendment Work so as not to require a change resulting from a field condition.

(G) Tenant expressly acknowledges and agrees that (i) Landlord shall be performing certain portions of Landlord’s First Amendment Work in the Existing Premises and (ii) Landlord’s First Amendment Work includes, without limitation, removing the demising wall that separates the Existing Premises from the Expansion Premises Amendment Work consisting of such demising wall removal being referred to herein as the (ii) “Landlord s First Amendment Demising Wall Work”), and Tenant hereby agrees to provide Landlord with access to the Existing Premises and to cooperate reasonably with Landlord in connection with Landlord’s performance of Landlord’ s First Amendment Work; it being understood, however that such reasonable cooperation shall include, without limitation, moving and protecting any Tenant’s Property, at Tenant’s cost, in and around the area of the Existing Premises where Landlord is performing Landlord’s First Amendment Work and moving Tenant’s employees, invitees and guests within the Existing Premises to the extent necessary. Landlord, in connection with Landlord’s performance of Landlord’s First Amendment Work, shall have the right to bring into the Existing Premises, and store in the Existing Premises in a reasonable manner for the duration of Landlord’s performance of Landlord’s First Amendment Work, the materials and tools that Landlord reasonably requires to perform Landlord’s First Amendment Work (with the understanding, however, that (a) such storage shall not materially interfere with Tenant’s use and occupancy of the Existing Premises for the conduct of business and (b) Landlord shall remove such materials and tools as promptly as practicable thereafter). In no event shall Landlord have any liability to Tenant in connection with Tenant’s failure to move or protect Tenant’s Property in and around the area of the Existing Premises where Landlord is performing Landlord’s First Amendment Work. In addition, with respect to Landlord’s First Amendment Demising Wall Work, (x) Landlord shall endeavor to provide Tenant with not less than ten (10) Business Days’ prior notice of the date that Landlord anticipates commencing the performance of Landlord’s First Amendment Demising Wall Work (which notice may be given by Landlord in accordance with Paragraph 6(L) hereof), with the understanding, however, that Landlord shall not be in default of obligation to give such notice if Landlord commences the performance of Landlord’s First Amendment Demising Wall Work on a date that occurs earlier than or later than the anticipated date that Landlord specifies in such notice, and (y) Landlord, at Tenant’s request, shall perform Landlord’s First Amendment Demising Wall Work, to the extent reasonably practicable,outside of Building Hours using contractors or labor at overtime or premium rates, in which case Tenant shall pay to Landlord, as additional rent, the Out-of-Pocket Costs incurred by Landlord in connection therewith, within thirty (30) days after the date that Landlord gives to Tenant an invoice therefor. Notwithstanding anything to the contrary contained in the Lease, as amended by this Amendment, Tenant acknowledges and agrees that (1) except as set forth in clause (y) hereof, in no event shall Landlord be obligated to complete Landlord’s First Amendment Work using contractors or labor at overtime or premium rates and (2) Landlord s performance of Landlord’s First Amendment Work and any inconvenience caused by Landlord’s performance of Landlord’s First Amendment Work shall not be deemed a constructive eviction of Tenant or except as otherwise expressly provided in Paragraph 2(B) hereof, entitle Tenant to any diminution or abatement of the Fixed Rent or any other Rental payable by Tenant under the Lease, as amended by this Amendment.

(H) Landlord shall have the right to delegate Landlord’s obligations to perform all or any portion of the Landlord’s First Amendment Work to an affiliate of Landlord (it being understood, however, that Landlord’s delegating such obligations to an Affiliate of Landlord shall not diminish Landlord’s liability for the performance of Landlord’s First Amendment Work in accordance with the terms of this Paragraph 6). Landlord shall also have the right to assign to such Affiliate of Landlord the rights of Landlord hereunder to receive from Tenant the payments for the performance of any First Amendment Tenant Extra Work (it being understood that if (i) Landlord so assigns such rights to such Affiliate of Landlord, and (ii) Landlord gives Tenant notice thereof, then Tenant shall pay directly to such Affiliate any such amounts otherwise due and payable to Landlord hereunder). Landlord shall not be required to maintain or repair during the Term any items of Landlord’s First Amendment Work, except as otherwise expressly provided in the Lease, as amended by this Amendment; it being agreed that Landlord shall make available to Tenant any guaranties or warranties received by Landlord in connection with Landlord’s First Amendment Work to the extent such guaranties and warranties shall not be rendered invalid thereby.

(I) The following terms shall have the following meanings as used herein:

(i) The term “Long Lead Work” shall mean any item which is not a stock item and must be specially manufactured, fabricated or installed or is of such an unusual, delicate or fragile nature that there is a substantial risk that (a) there will be a delay in its manufacture, fabrication, delivery or installation, or (b) after delivery of such item the same will need to be reshipped or redelivered or repaired so that, in Landlord’s reasonable judgment, the item in question cannot be completed when the standard items are completed even though the items of Long Lead Work in question are (x) ordered together with the other items required and (y) installed or performed (after the manufacture or fabrication thereof) in order and sequence that such Long Lead Work and other items are normally installed or performed in accordance with good construction practice. In addition, Long Lead Work shall include any standard item, which in accordance with good construction practice should be completed after the completion of any item of work in the nature of the items described in the immediately preceding sentence. Landlord shall give Tenant notice if any item of Landlord’s First Amendment Work that shall be Long Lead Work (which notice may be given in accordance with terms of Paragraph 6(L) hereof), and propose replacement(s) for such item that shall be reasonably comparable thereto (and, to the extent that such item of Long Lead Work shall be a First Amendment Building Standard Installation, then any such proposed replacement shall also be a First Amendment Building Standard Installation), and Tenant shall have two (2) Business Days after the date that Landlord gives such notice to Tenant to replace such item with another item so that it shall not be Long Lead Work.

(ii) he term “First Amendment Tenant Work Delays” shall mean (a) the performance of any items of First Amendment Tenant Extra Work that delay Landlord in the performance and/or completion of Landlord’s First Amendment Work and (b) Tenant’s acts or omissions (including, without limitation, (1) changes or change orders to plans or finishes, including, without limitation, changes or change orders to the Final First Amendment Space Plan, the Final First Amendment Plans, the First Amendment Work Letter, and/or the First Amendment Building Standard Installations, (2) delay or failure to provide all reasonable input and information necessary to enable the Architect to deliver Tenant’s Initial First Amendment Plans to Landlord on or prior to the First Amendment Plan Deadline and/or the Final First Amendment Plans to Landlord on or prior to the First Amendment Revision Deadline, in either case in compliance with the First Amendment Plan Requirements and in accordance with the provisions of Paragraph 6(D) hereof, (3) delay or failure to notify or respond to requests of Landlord, (4) delay or failure to notify Landlord within the applicable periods under this Amendment of Tenant’s decision in connection with items of First Amendment Tenant Extra Work, (5) delay or failure to make any of the payments required by Paragraph 6(F) hereof within the time periods specified therein, (6) any changes made to the Final First Amendment Space Plan, the First Amendment Work Letter and/or the Final First Amendment Plans to change or remove any Long Lead Work, in each case after the expiration of the two (2) Business Day period referred to in Paragraph 6(I)(i) hereof, (7) any delays caused by Tenant’s access to the Expansion Premises during the First Amendment Early Access Period (as such term is hereinafter defined), (8) any delays resulting from Landlord’s performance of Landlord’s First Amendment Demising Wall Work outside of Building Hours using contractors or labor at overtime or premium rates. at Tenant’s request, as provided in Paragraph 6(G)(y) hereof and/or (9) any other circumstance expressly noted under the Lease, as amended by this Amendment, as giving rise to a delay in the performance of Landlord’s First Amendment Work) that delay Landlord in the performanceand/or completion of Landlord’s First Amendment Work, and in each case, of which are not cured within two (2) Business Days following notice thereof given by Landlord (which notice may be made by Landlord in accordance with terms of Paragraph 6(L) hereof). Notwithstanding the foregoing or anything to the contrary contained herein, Landlord and Tenant acknowledge and agree that Landlord shall not be obligated to notify Tenant and/or provide any cure period as aforesaid with respect to any delays described in clauses (2), (4), (5) and/or (6) hereof (it being agreed that any such delay shall automatically constitute a First Amendment Tenant Work Delay if and to the extent that the same actually delays Landlord in the performance and/or completion of Landlord’s First Amendment Work).

(J) Tenant, during the Term, shall not remove any portion of Landlord’s First Amendment Work (or Alterations that replace Landlord’s First Amendment Work (or such portion thereof) (such Alterations, “Tenant First Amendment Changes”)) unless Tenant replaces Landlord’s First Amendment Work (or such portion thereof), or such Tenant First Amendment Changes, as the case may be, with Tenant First Amendment Changes that have a fair value that is equal to or greater than the portion of Landlord’s First Amendment Work (it being understood that such Tenant First Amendment Changes that Tenant performs to replace Landlord’s First Amendment Work (or such portion thereof), or such other Tenant First Amendment Changes, as the case may be, shall constitute the property of Landlord as contemplated by this Paragraph 6).

(K) Notwithstanding the provisions of Paragraph 3 of this Amendment to the contrary, in the event that Substantial Completion of Landlord’s First Amendment Work shall be delayed by reason of any First Amendment Tenant Work Delays and/or items of Long Lead Work, then only for purposes of determining the date on which the Expansion Premises Rent Commencement Date shall occur, the Expansion Premises Commencement Date shall be deemed to have occurred on the date on which it would have otherwise occurred by for such First Amendment Tenant Work Delays and/or such items of Long Lead Work, notwithstanding that Landlord has not yet delivered possession of the Expansion Premises to Tenant.

(L) Notwithstanding the provisions of Article 27 of the Lease to the contrary, any notices required to be given by Landlord to Tenant pursuant to this Paragraph 6 shall be deemed given if sent to Tenant via electronic mail to the attention of Tenant’s designated representative, Lauren Stipp, at [***].

(M) Notwithstanding anything to the contrary contained herein, if and to the extent permitted by applicable Requirements, Tenant shall have the right to enter the Expansion Premises during the thirty (30) day period prior to the Expansion Premises Commencement Date, as reasonably estimated by Landlord (such period, the “Expansion Premises Early Access Period”), at times to be coordinated in advance with Landlord and the property management team for the Building based upon the construction schedule for Landlord’s First Amendment Work, solely for the purposes of inspecting the Expansion Premises, taking measurements for the preparation of the plans and specifications for Tenant’s Initial Alterations with respect to the Expansion Premises, performing Tenant’s Initial Alterations in the Expansion Premises consisting of the installation of Tenant’s furniture, cabling, data wiring and other information and technology installations within the Expansion Premises, provided that during the Expansion Premises Early Access Period, (i) Tenant shall comply with all terms and conditions of the Lease, as amended by this Amendment (other than the payment of Fixed Rent with respect to the Expansion Premises and Escalation Rent with respect to the Expansion Premises), (ii) Tenant shall coordinate the timing and scheduling of the aforesaid entry so as not to (x) interfere with the operation of the Building or the performance of Landlord’s First Amendment Work and/or (y) delay the completion of Landlord’s First Amendment Work, (iii) Landlord shall have the right to require Tenant to be accompanied by a designated representative of Landlord at all times during such entry (it being agreed that Landlord shall use commercially reasonable efforts to provide a designated representative to accompany Tenant as contemplated herein), (iv) Tenant shall cooperate reasonably with Landlord in connection with Landlord’s performance of Landlord s First Amendment Work and (v) Tenant shall not begin operation of Tenant’s business in the Expansion Premises.

7. Existing Letter of Credit. Landlord and Tenant hereby acknowledge and agree that as of the date hereof, Landlord holds an existing Letter of Credit in the amount of Four Hundred Eighty-Six Thousand Eight Hundred Sixty-One and 33/100 Dollars ($486,861.33) (as amended, the “Existing Letter of Credit” ), issued by TD Bank, N.A., as security for the performance of Tenant’s obligations under the Lease, as amended by this Amendment, pursuant to and in accordance with Article 23 of the Lease, as amended by this Amendment. On or prior to the date that shall be thirty (30) days following the date of this Amendment (such thirtieth (30th) day following the date of this Amendment, the “First Amendment Security Amount Increase Date”), Tenant shall deliver to Landlord either an amendment to the Existing Letter of Credit or a substitute Letter of Credit, which shall (i) in the case of an amendment to the Existing Letter of Credit, increase the amount thereof by Two Hundred Fifty-Three Thousand Three Hundred Twenty-Five and 33/100 Dollars ($253,325.33), (ii) in the case of a substitute Letter of Credit, be in the amount of Seven Hundred Forty Thousand One Hundred Eighty-Six and 66/100 Dollars ($740,186.66), (iii) have a final expiration date (if any) of not earlier than June 30, 2032, (iv) satisfy the Bank Requirements and (v) otherwise satisfy the criteria set forth in Article 23 of the Lease, as amended by this Amendment.

8. Liability of Landlord. The provisions of Section 31.4 of the Lease shall apply to this Amendment as if fully set forth herein.

9. Brokerage. Tenant represents and warrants to Landlord that it has not dealt with any broker, finder or like agent in connection with this Amendment other than Jones Lang LaSalle Brokerage, Inc. (the “Broker”). Tenant does hereby indemnify and hold Landlord harmless of and from any and all loss, costs, damage or expense (including, without limitation, attorneys fees and disbursements) incurred by Landlord by reason of any claim of or liability to any broker, finder or like agent (other than the Broker) who shall claim to have dealt with Tenant in connection herewith. The provisions of this Paragraph 9 shall survive the expiration or termination of the Lease, as amended by this Amendment.

10. Authorization. Tenant represents and warrants to Landlord that the execution and delivery of this Amendment by Tenant has been duly authorized and that the Person executing this Amendment on behalf of Tenant has been duly authorized to do so, and that no other action or approval is required with respect to this transaction.

11. Full Force and Effect of Lease. Except as modified by this Amendment, the Lease and all covenants, agreements, terms and conditions thereof shall remain in full force and effect and are hereby in all respects ratified and confirmed.

12. Entire Agreement. The Lease, as amended by this Amendment, constitutes the entire understanding between the parties hereto with respect to the Existing Premises and the Expansion Premises and may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

13. Enforceability. This Amendment shall not be binding upon or enforceable against either Landlord or Tenant unless, and until, Landlord and Tenant, each in its sole discretion, shall have executed and unconditionally delivered to the other an executed counterpart of this Amendment.

14. Counterparts. This Amendment may be executed in several counterparts, each of which shall be deemed an original but all of which shall constitute one and the same agreement. An executed counterpart of this Amendment transmitted by email or other electronic transmission or using electronic signature technology (e.g., via DocuSign or similar electronic technology) shall be (i) deemed an original counterpart of this Amendment and (ii) legally binding upon the parties hereto to the same extent as delivery of an original counterpart of this Amendment.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK;

SIGNATURE PAGE TO FOLLOW]

TN WITNESS WHEREOF, the parties hereto have executed this First Amendment of Lease as of the date first above written.

ONE PENN PLAZA LLC, Landlord

By:	VNO PENN District Holdings II LLC, as managing member

By:	VNO PENN District Holdings LLC, its sole member

By:	Vornado Realty L.P., its sole member

By:	Vornado Realty Trust, its general partner

By:	/s/ Glen J. Weiss
Glen J. Weiss
Executive Vice President,
Co-Head of Real Estate

LB PHARMACEUTICALS, INC., Tenant

By:	/s/ Heather Turner
Heather Turner
Chief Executive Officer

Tenant’s EIN: [***]

Exhibit “A”

EXPANSION PREMISES

Exhibit “B”

FINAL FIRST AMENDMENT SPACE PLAN

Exhibit “C”

FIRST AMENDMENT WORK LETTER